PURCHASE AND SALE AGREEMENT

By and Between

Storage Partners of Alpharetta, LLC

and

Storage Partners of Powers Ferry Road, LLC

each a Delaware limited liability company, as Seller

(collectively, "Seller")

and

US Commercial, LLC

a Virginia limited liability company, as Buyer

("Buyer")

11640 Jones Bridge Road

Alpharetta, Georgia 30005

and

2035 Powers Ferry Road

Marietta, Georgia 30067

Dated as of: April 15, 2009

TABLE OF CONTENTS

ARTICLE 1 Purchase and Sale Agreement *

1.1 Agreement to Purchase and Sell. *

1.2 Definitions. *

ARTICLE 2 The Property *

2.1 Description of the Property. *

ARTICLE 3 Purchase Price; Deposit; Adjustments *

3.1 Purchase Price. *

3.2 Deposit. *

3.3 Balance of Purchase Price. *

3.4 Prorations of Taxes. *

3.5 Prorations of Contracts and Prepaid Expenses. *

3.6 Utilities. *

3.7 Leases. *

3.8 Estimates. *

3.9 Adjustment Payments. *

3.10 Calculation of Prorations. *

3.11 Closing Costs. *

3.12 Closing Statement. *

3.13 Survival. *

ARTICLE 4 Representations, Warranties, Covenants and Agreements *

4.1 Seller's Representations and Warranties. *

4.2 Buyer's Representations and Warranties *

4.3 Designated Knowledge Parties. *

4.4 Survival of Representations and Warranties. *

4.5 Notice Regarding Seller's Representations and Warranties. .*

4.6 Hazardous Materials. *

4.7 Seller's Covenants. *

ARTICLE 5 Access, Inspection, Diligence *

5.1 Inspections. *

5.2 Property Investigations. *

5.3 Disclosure. *

5.5 Due Diligence Materials. *

5.6 Inspection Period. *

ARTICLE 6 As-Is Transaction, Release and Indemnity *

6.1 AS-IS Transaction; Buyer Acknowledgments and Agreements. *

6.2 Buyer's Release of Seller. *

6.3 Buyer's Indemnification of Seller. *

ARTICLE 7 Title and Survey *

7.1 Title and Survey Review. *

7.2 Title Objection. *

7.3 Seller's Cure of Title Objections. *

7.4 Required State of Title. *

7.5 Personal Property. *

ARTICLE 8 Conditions to Seller's and Buyer's Performance *

8.1 Conditions to Seller's Obligations. *

8.2 Conditions to Buyer's Obligations. *

8.3 Approvals not a Condition to Buyer's Performance. *

ARTICLE 9 Closing *

9.1 Escrow Closing. *

9.2 Seller's Closing Deliveries. *

9.3 Assignment of Rights Against Contractors. *

9.4 Buyer's Closing Deliveries. *

ARTICLE 10 Casualty and Condemnation *

10.1 Damage or Destruction/Eminent Domain. *

10.2 Major Casualty. *

10.3 Material Condemnation. *

ARTICLE 11 Brokerage Commissions *

11.1 Representations and Indemnity. *

ARTICLE 12 Default, Termination and Remedies *

12.1 Seller Default. *

12.2 Buyer Default. *

ARTICLE 13 Miscellaneous *

13.1 Assignment. *

13.2 Notices. *

13.3 Interpretation. *

13.4 Captions. *

13.5 Seller's Warranties Deemed Modified. *

13.6 No Third-Party Beneficiaries. *

13.7 Amendments. *

13.8 Integration. *

13.9 Cooperation. *

13.10 Choice of Law. *

13.11 Counterparts. *

13.12 Business Day. *

13.13 Time of the Essence. *

13.14 Use of Proceeds to Clear Title. *

13.15 Tax Reporting. *

13.16 Submission not an Offer or Option. *

13.17 Confidentiality. *

13.18 No Liability. *

13.19 Audits. *

ARTICLE 14 Resolution of Disputes *

14.1 Mediation; Waiver of Jury Trial; Arbitration *

List of Exhibits

Exhibit "A" Description of Land

Exhibit "B" List of Contracts

Exhibit "C" Leases as of Effective Date (Rent Roll)

Exhibit "D" Description of Personal Property

Exhibit "E" Description of Intangible Property

Exhibit "F" Form of Bill of Sale

Exhibit "G" Form of Assignment and Assumption of Contracts

Exhibit "H" Form of Assignment and Assumption of Leases

Exhibit "I" Form of Non-Foreign Affidavit

Exhibit "J" Intentionally Omitted

Exhibit "K" Form of Notice to Tenants

Exhibit "L" Form of Deed

Exhibit "M" List of Legal Proceedings

Exhibit "N" Due Diligence Documents

Purchase and Sale Agreement

This Purchase and Sale Agreement (this "Agreement") is entered into as of the 15th day of April, 2009 by and between STORAGE PARTNERS OF ALPHARETTA, LLC and STORAGE PARTNERS OF POWERS FERRY ROAD, LLC, each a Delaware limited liability company (collectively, the "Seller") having an address of 82 Devonshire Street, F3A, Boston, Massachusetts 02109 and US COMMERCIAL, LLC, a Virginia limited liability company, (the "Buyer") having an address of 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694.

RECITALS

A. Storage Partners of Alpharetta, LLC is the owner of that certain parcel of land located at 11640 Jones Bridge Road, Alpharetta, Georgia ("Alpharetta"), and Storage Partners of Powers Ferry Road, LLC is the owner of that certain parcel of land located at 2035 Powers Ferry Road, Marietta, Georgia ("Marietta"), each as more particularly described on Exhibit "A" attached hereto (collectively, the "Land").

B. Seller desires to sell the Land and other elements comprising the "Property" (as defined below) to Buyer and Buyer desires to buy the Property from Seller, all on and subject to the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  Purchase and Sale Agreement

    Agreement to Purchase and Sell.

    Seller agrees to sell the Property to Buyer, and Buyer agrees to buy the Property from Seller on and subject to the terms and conditions contained in this Agreement.

    Definitions.

  The following terms have the meanings set forth below.

  "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

  "Alpharetta" shall have the meaning set forth in Recital A.

  "Appurtenances" shall have the meaning set forth in Section 2.1(b).

  "Assigned Contracts" shall have the meaning set forth in Section 4.7(b).

  "Assignment of Contracts" shall have the meaning set forth in Section 9.2(c).

  "Assignment of Leases" shall have the meaning set forth in Section 9.2(d).

  "Bill of Sale" shall have the meaning set forth in Section 9.2(b).

  "Buildings" shall mean the self-storage facilities located on the Land.

  "Business Day" shall mean any day excluding a Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are authorized by law or executive action to close in the State of Georgia.

  "Buyer" shall have the meaning set forth in the introductory paragraph of this Agreement.

  "Close of Escrow" shall have the meaning set forth in Section 9.1.

  "Closing" shall have the meaning set forth in Section 9.1.

  "Closing Date" shall have the meaning set forth in Section 9.1.

  "Contracts" shall mean any construction, management, leasing, brokerage, or service contracts, or other types of contracts relating to the Property and entered into by Seller prior to Closing, including without limitation, the contracts listed on Exhibit "B."

  "Cure Period" shall have the meaning set forth in Section 7.3.

  "Damage Threshold Amount" shall have the meaning set forth in Section 10.1.

  "Deposit" shall have the meaning set forth in Section 3.2.

  "Dispute" shall have the meaning set forth in Section 14.1.

  "Designated Knowledge Party" shall have the meaning set forth in Section 4.3.

  "Due Diligence Materials" shall have the meaning set forth in Section 5.5.

  "Effective Date" shall be the date this Agreement has been executed by Buyer and Seller.

  "Environmental Laws" shall have the meaning set forth under the definition of Hazardous Materials.

  "Environmental Report" shall have the meaning set forth in Section 5.2

  "Escrow Holder" shall mean the Title Company.

  "First Deposit" shall have the meaning set forth in Section 3.2(b).

  "General Conditions" shall have the meaning set forth in Section 3.2(a).

  "Hazardous Materials" shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as any of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the State of Georgia or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws (all of the aforesaid laws and all other laws, rules and regulations applicable to Hazardous Materials being referred to herein collectively as the "Environmental Laws").

  "Historical Financial Information" shall mean Seller's audited financial statements for fiscal year 2008.

  "Immaterial Condemnation" shall have the meaning set forth in Section 10.1.

  "Improvements" shall mean collectively the Buildings and all other improvements to the Land not included in the Buildings, including, as applicable, landscaping, private sidewalks, private roads, utilities, ground level parking spaces, irrigation systems and drainage systems.

  "Inspection Period" shall mean the period of time commencing on the Effective Date and terminating on May 26, 2009.

  "Intangible Property" shall have the meaning set forth in Section 2.1(f).

  "IRS" shall have the meaning set forth in Section 13.15.

  "Land" shall have the meaning set forth in Recital A.

  "Leases" shall mean all storage rental agreements, storage agreements, rooftop leases and other occupancy agreements in effect on the Closing Date relating to the storage units at the Buildings, together with all security deposits and guarantees relating thereto and all rents relating thereto prorated as hereinafter provided. The "Existing Leases" as of the date of this Agreement are listed on Exhibit "C" hereto.

  "Marietta" shall have the meaning set forth in Recital A.

  "Material Condemnation" shall have the meaning set forth in Section 10.3.

  "Monetary Liens" shall have the meaning set forth in Section 7.3.

  "Net Operating Income" shall mean Net Operating Income as set forth in the Historical Financial Information.

  "Opening of Escrow" shall have the meaning set forth in Section 3.2(a).

  "Permitted Exceptions" shall have the meaning set forth in Section 7.2.

  "Personal Property" shall have the meaning set forth in Section 2.1(e).

  "Property" means, collectively, the Land, the Buildings, the Improvements, the Leases, the Personal Property, and the assignable Intangible Property.

  "Property Investigations" shall have the meaning set forth in Section 5.2.

  "Purchase Price" shall have the meaning set forth in Section 3.1.

  "Real Property" shall have the meaning set forth in Section 2.1(d).

  "Reports" shall have the meaning set forth in Section 5.2.

  "Second Deposit" shall have the meaning set forth in Section 3.2(b).

  "Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

  "Seller's Broker" shall have the meaning set forth in Section 11.1.

  "Seller Indemnified Parties" shall have the meaning set forth in Section 6.3.

  "Survey" shall have the meaning set forth in Section 7.1.

  "Survival Period" shall have the meaning set forth in Section 4.4.

  "Termination Condition" shall have the meaning set forth in Section 3.2.

  "Title Commitment" shall have the meaning set forth in Section 7.1.

  "Title Company" shall mean First American Title Insurance Company.

  "Title Evidence" shall have the meaning set forth in Section 7.1.

  "Title Objections" shall have the meaning set forth in Section 7.2.

  The Property

    Description of the Property.

  The Property consists of the following:

  The Land;

  all rights, privileges and easements appurtenant to the Land owned by Seller, including, without limitation, all minerals, oil, gas, and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any appurtenant rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively referred to as the "Appurtenances");

  all improvements and fixtures located on the Land (collectively, the "Improvements");

  all apparatus, equipment and appliances used in connection with the operation or occupancy of the Improvements (which Land, together with the Appurtenances and Improvements, is collectively referred to as the "Real Property");

  the tangible personal property, if any, described in Exhibit "D" attached hereto (the "Personal Property");

  all of the interest of Seller to the intangible personal property, if any, described on Exhibit "E" attached hereto (the "Intangible Property");

  all of Seller's interest in the Contracts to the extent that Buyer has designated such Contracts as Assigned Contracts pursuant to this Agreement, and provided that any requisite consent to the assignment thereof has been obtained from the appropriate party(ies); and

  all of the interest of Seller in, to and under the Leases.

  Purchase Price; Deposit; Adjustments

    Purchase Price.

    On the Closing Date, Buyer agrees to pay to Seller the amount of Nine Million Six Hundred Thousand and 00/100 Dollars ($9,600,000.00) (the "Purchase Price"), subject to any adjustments for prorations and closing costs provided herein. The Purchase Price shall be allocated as follows: (x) $5,100,000.00 for Alpharetta and (y) $4,500,000.00 for Marietta.

    Deposit.

    No later than three (3) Business Days after the Effective Date, a fully-executed copy of this Agreement shall be delivered to Escrow Holder (the "Opening of Escrow"). This Agreement shall constitute joint escrow instructions to Escrow Holder. The parties shall also execute the Escrow Holder's general conditions (as same may be modified pursuant to comments by the parties hereto) (the "General Conditions"); provided, however, if there is any inconsistency between the provisions of the General Conditions and this Agreement, the provisions of this Agreement shall control.

    Concurrently with the Opening of Escrow, Buyer shall deposit with Escrow Holder the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the "First Deposit"). The First Deposit shall not be refundable to Buyer under any circumstances unless either of the following occur during the Inspection Period: (i) the Environmental Report is not acceptable to Buyer in Buyer's good faith discretion or (ii) Buyer's accountants determine in good faith that the Historical Financial Information contains a deviation or discrepancy such that Net Operating Income for both Properties in the aggregate was less than $559,220.00 for fiscal year 2008 (each of the foregoing (i) and (ii), a "Termination Condition"). If Buyer elects (or is deemed to have elected) not to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 5.6 below, Buyer shall deposit with the Escrow Holder no later than the date that is one (1) Business Day following expiration of the Inspection Period, the additional amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "Second Deposit," and together with the First Deposit and all interest earned thereon while in escrow, the "Deposit") to secure Buyer's obligations under this Agreement. If Buyer fails to deliver the Second Deposit to the Escrow Holder within one (1) Business Day following the end of the Inspection Period, this Agreement shall, at Seller's election in its sole discretion, terminate, in which event the First Deposit shall be paid to and retained by Seller as liquidated damages (as Seller's sole remedy at law and in equity) and, except for any provisions of this Agreement that expressly survive termination hereof, Seller and Buyer shall have no further obligations or liabilities to each other hereunder. The Deposit shall be invested by Escrow Holder in an interest bearing account and shall be applied to the Purchase Price if the Closing occurs. In the event that the Closing does not occur by the Closing Date, the Deposit shall be disbursed as provided herein. Upon the expiration of the Inspection Period, the Deposit shall be non-refundable to Buyer except in the event that the Closing fails to occur (i) solely due to a default hereunder by Seller, (ii) due to a failure of a condition precedent to Closing for Buyer's benefit that is not waived by Buyer or (iii) due to any other circumstance expressly set forth in this Agreement.

    Balance of Purchase Price.

    On the Closing Date (as hereinafter defined) Buyer shall pay to Seller an amount equal to the balance of the Purchase Price in immediately available funds by wire transfer, as prorated and adjusted as provided herein.

    Prorations of Taxes.

    All real and personal property taxes attributable to the year in which the Closing occurs shall be prorated and adjusted as of the Closing Date as an adjustment at the Closing (regardless of whether such taxes and special assessments are then due and payable or delinquent) based on maximum discount (if applicable). If the tax statements for the fiscal year during which the Closing Date occurs are not finally determined, then the tax figures for the immediately prior fiscal year will be used for the purposes of prorating taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such tax figures are finalized. All special assessments which may be amortized over a number of years will be prorated as of the Closing Date, with Seller responsible only for the period ending on the day prior to the Closing Date. Any tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to taxes and assessments relating to the Property (i) for all tax periods occurring prior to the applicable tax period in which the Closing occurs will be retained by and paid exclusively to Seller and (ii) for the applicable tax period in which the Closing occurs will be prorated as of the Closing Date after reimbursement to Seller and Buyer, as applicable, for all fees, costs and expenses (including reasonable attorneys' and consultants' fees) incurred by Seller or Buyer, as applicable, in connection with such proceedings such that Seller will retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period prior to the Closing Date and Buyer will retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period from and after the Closing Date. Seller will not settle any tax protests or proceedings without the consent of Buyer, which consent shall not be unreasonably withheld or delayed. After the Closing, Buyer will be responsible for and control any tax protests or proceedings for any period for which taxes are adjusted between the parties under this Agreement and for any later period. Buyer and Seller will cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other.

    Prorations of Contracts and Prepaid Expenses.

    To the extent Contracts are not terminated pursuant to Section 4.7(b) below, prepaid or past due amounts under any "Assigned Contracts" (as hereinafter defined) will be prorated and adjusted as of the Closing Date. Buyer will be charged for those prepaid expenses allocable to any period after the Closing Date, including, without limitation, annual permit and confirmation fees, fees for licenses and all security or other deposits.

    Utilities.

    Seller will cause all meters for electricity, gas, water, sewer or other utility usage at the Property to be read on the Closing Date. Seller will pay all charges for such utility charges which have accrued on or prior to the Closing Date. If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utility charges to the extent unpaid will be prorated and adjusted as of the Closing Date based on the most recent bills. Seller shall provide notice to Buyer no later than five (5) days prior to the Closing Date setting forth (i) that utility meters will be read as of the Closing Date or (ii) that utility meters will not be read on the Closing Date along with a copy of the most recent bill for any utility charges which are to be prorated and adjusted as of the Closing Date.

    Leases.

    Rents collected prior to Closing shall be prorated between Buyer and Seller. Buyer shall receive a credit for all security deposits held by Seller. Rents collected after Closing which are partially or totally allocable to a period before Closing shall be paid, on a prorated basis if partially allocable, to Seller, or, if such Rents are paid to Buyer, disbursed by Buyer to Seller as soon as is reasonably possible. Rents under the Leases shall be readjusted at the end of the calendar year in which the Closing occurs to reflect collections and adjustments of operating expenses and real estate taxes from tenants under the Leases.

    Estimates.

    In the event, on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then those adjustments will be made on the basis of good faith estimates of Seller using currently available information, and final adjustments shall be made within four (4) months after the Closing Date to the extent precise figures are determined or become available.

    Adjustment Payments.

    The net amount of all adjustments to be made under this Article 3 will be paid on the Closing Date in immediately available funds. All post-closing adjustments will be paid in immediately available funds.

    Calculation of Prorations.

    All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Buyer entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period.

    Closing Costs.

    At the Closing, Seller shall pay and be responsible for the amount due for (i) deed stamps, conveyance tax or documentary tax imposed in connection with the consummation of the transaction contemplated hereby; (ii) fifty percent (50%) of recording charges; (iii) fifty percent (50%) of the fees charged by Escrow Holder; and (iv) Seller's counsel's fees and expenses. At the Closing, Buyer shall pay and be responsible for the amount due for (i) all title, survey and other costs related to Buyer's obtaining the Title Commitment and Title Policy; (ii) any endorsements to the Title Policy in whatever form; (iii) fifty percent (50%) of recording charges; (iv) charges necessary to update the Survey; (v) fifty percent (50%) of the fees charged by Escrow Holder; and (vi) Buyer's counsel's fees. Closing costs not specifically allocated herein shall be borne by the parties as is customary in the locality. The title premium shall be based on minimum promulgated rate with maximum reissue credit, if available.

    Closing Statement.

    Escrow Holder will prepare and deliver a draft closing statement to Buyer and Seller for Buyer's and Seller's review and approval at least two (2) Business Days prior to the Closing.

    Survival.

  The provisions of this Article 3 shall survive the Closing.

  Representations, Warranties, Covenants and Agreements

    Seller's Representations and Warranties.

    Seller makes the representations and warranties to Buyer which are set forth below, as of the Effective Date and as of the Closing Date.

    This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller's organizational documents or by law have been obtained. All documents that are to be executed by Seller and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Seller. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) is subject.

    Each Seller is a limited liability company duly formed, currently existing and in good standing under the laws of the State of Delaware, is qualified to transact business in the State of Georgia, and has the limited liability company power and authority to consummate the transactions contemplated by this Agreement. Each individual executing this Agreement on behalf of Seller represents and warrants to Buyer that he or she is duly authorized to do so.

    To the best of Seller's knowledge, except as set forth in Exhibit "M" attached hereto, there are no actions, suits or proceedings (including arbitration proceedings) pending or to the best of Seller's knowledge, threatened against Seller which could have a material adverse effect on any portion of the Property, Seller's interest therein, or Seller's ability to perform its obligations hereunder.

    To the best of Seller's knowledge, Seller has not received any written notice of a condemnation action against the Property.

    Except as listed on Exhibit "B", to the best of Seller's knowledge, there are no material contracts or agreements related to the use, ownership or operation of the Property which would be binding upon Buyer after the Closing. True, correct and complete copies of all Contracts listed on Exhibit "B" have been delivered or made available to Buyer.

    Seller is not a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code). Seller shall provide Buyer with an affidavit to this effect at Closing.

    Except as listed on Exhibit "C", there are no leases of the Buildings or any portion thereof.

    Buyer's Representations and Warranties

    . Buyer hereby represents and warrants to Seller as follows:

    Buyer is a limited liability company duly formed, currently existing and in good standing under the laws of the State of Virginia, is qualified and in good standing to transact business in the State of Georgia and has the limited liability power and authority to consummate the transactions contemplated by this Agreement. Each individual executing this Agreement on behalf of Buyer represents and warrants to Seller that he or she is duly authorized to do so.

    As of the Effective Date and as of the Closing Date, this Agreement has been duly authorized, executed and delivered by Buyer and all consents required under Buyer's organizational documents or by law have been obtained. All documents that are to be executed by Buyer and delivered to Seller on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer or the Property (or any portion thereof) is subject.

    Designated Knowledge Parties.

    As used herein, the reference to "the best of Seller's knowledge" shall be deemed to mean the actual (as opposed to constructive or imputed) knowledge, without investigation or inquiry, of Bruce Manley (the "Designated Knowledge Party") and shall not be construed, by imputation or otherwise, to refer to the knowledge of any property manager or broker or to any other officer, agent, manager, representative or employee of Seller, or to impose upon the Designated Knowledge Party any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the Designated Knowledge Party arising out of any of the Seller's representations and warranties.

    Survival of Representations and Warranties.

    The representations and warranties contained in Sections 4.1 and 4.2 above may be relied upon by the party receiving the same and shall survive the Closing Date for 180 days (the "Survival Period"). Seller and Buyer agree that, following the Closing, each shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in Sections 4.1 and 4.2. Such representations and warranties and obligations are personal to Seller and Buyer and may not be assigned to or enforced by any other Person, other than to an assignee of Buyer in accordance with Section 13.1 below. In the event a written claim is made within the Survival Period, the Survival Period shall toll with respect to such claim while such claim is outstanding. No claim may be made based on any breach of any representations or warranties contained in Sections 4.1 or 4.2 above after expiration of the Survival Period. Neither party shall make any claim on account of a breach of representations or warranties unless and until the aggregate measure of such claims exceeds Twenty-Five Thousand Dollars ($25,000.00). In no event shall the aggregate liability of either party to the other party for any breach of any representation or warranty set forth in Section 4.1 or Section 4.2 exceed Two Hundred Fifty Thousand Dollars ($250,000.00); provided, however, under no circumstances shall the foregoing limitation on liability for breach of representation or warranty act to, nor be deemed to, limit or impair Seller's rights to retain the entire Deposit as liquidated damages in the event that the Closing fails to occur due to Buyer's default hereunder (all as more fully set forth herein). Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller's representations or warranties in this Agreement or any document executed by Seller in connection herewith being untrue, inaccurate or incorrect if Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing.

    Notice Regarding Seller's Representations and Warranties.

    Prior to closing, if Buyer obtains knowledge that any of Seller's representations or warranties are inaccurate, untrue or incorrect in any way, Buyer shall immediately notify Seller, in writing, to that effect. If Buyer fails to notify Seller within five (5) Business Days of learning same, then Buyer shall be deemed to have waived any right to file any claim or cause of action against Seller with respect to same; provided, however, if such discovery is made less than five (5) Business Days prior to the Closing Date, Buyer shall have the right to extend the Closing Date to the date a full five (5) Business Days following the date of Buyer's discovery. In the event that Buyer timely notifies Seller of any such misrepresentation or breach of warranty, Seller shall not be deemed to be in default hereunder, but shall have the right (but not the obligation) to correct or cure such misrepresentation or breach prior to the Closing and shall, at its option, have the right to extend the Closing Date for up to sixty (60) days for the purpose of such cure. In the event Seller elects to attempt to so cure but is unable to so cure such misrepresentation or breach, and Buyer is unwilling to waive the same, then Buyer shall have the right, in its sole and absolute discretion, to terminate this Agreement and receive a refund of the entire Deposit, in which case neither party shall have any further obligation to the other (other than those specific provisions herein which, by their terms, expressly survive termination).

    Hazardous Materials.

    Seller makes no representations or warranties as to the presence or absence of any Hazardous Materials in, on, under or about the Property, including but not limited to asbestos or radon. Buyer specifically waives any private right of action provided under any Environmental Laws to recover or be reimbursed for any liabilities, costs, fees, or expenses from the Seller. Buyer agrees to accept complete responsibility for the allocation of any response costs under any Environmental Laws (including, without limitation, CERCLA).

    Buyer releases Seller from any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (including, without limitation, attorneys' fees and costs to the extent permitted by law) directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, the presence of any Hazardous Materials in, on or about the Property, the release of Hazardous Materials from the Property, any violation of any Environmental Laws or other laws, or any other environmental matter or condition, that is related to the Property.

    Buyer hereby agrees to and shall indemnify, protect, defend and hold Seller harmless from and against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (including, without limitation, attorneys' fees and costs to the extent permitted by law) directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, the presence of any Hazardous Materials in, on or about the Property, the release of Hazardous Materials from the Property, any violation of any Environmental Laws or other laws, or any other environmental matter or condition, that is related to the Property.

    The provisions of this Section 4.6 shall survive Closing.

    Seller's Covenants.

  Seller hereby covenants and agrees with Buyer that:

  At all times from the execution of this Agreement to the Closing Date, it shall maintain such casualty insurance on the Improvements as is presently maintained.

  Seller agrees to terminate, as of the Closing Date, any Contract relating to the Property which, on its face can be so terminated, unless Buyer requests otherwise by written notice to Seller prior to the expiration of the Inspection Period. To the extent the same are assignable by Seller, any Contracts which are designated by Buyer as Contracts which should not be terminated shall be assigned to, and assumed by, Buyer at Closing, which assignment shall be without recourse to Seller (the "Assigned Contracts").

  Buyer shall have the right, but not the obligation, to assume any of the Assigned Contracts. Upon Buyer's assumption of the Assigned Contracts, Buyer shall become obligated for any outstanding obligations and/or duties of Seller under such Assigned Contracts as of the Closing. In the event that any party to an Assigned Contract with Seller fails or refuses to provide any required consent to the assignment of such Contract, such failure or refusal shall not constitute a default by Seller hereunder, but such Contract shall thereafter not be deemed an Assigned Contract hereunder and shall not be assigned to Buyer.

  Seller shall assign its recourse rights to Buyer, on a non-exclusive basis, which assignment shall be without recourse to Seller, with respect to all assignable warranties, guarantees, rights, remedies and all present or future causes of action from or against third parties and otherwise available to Seller or any successor to Seller arising out of any Assigned Contracts.

  After the expiration of the Inspection Period and prior to Closing, Existing Leases shall not be terminated, modified, extended, or renewed (except in accordance with their terms) and no new lease shall be entered into without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. Seller shall provide Buyer with copies of any terminations, modifications, extensions, renewals or new leases executed during the Inspection Period but prior to the end of the Inspection Period.

  Access, Inspection, Diligence

    Inspections.

    Seller agrees that during the Inspection Period, Buyer and its authorized agents or representatives shall be entitled to enter upon the Real Property and the Improvements during normal business hours upon forty-eight (48) hours advance written notice to Seller to make such investigations, studies and tests including, without limitation, surveys and engineering studies, as Buyer deems necessary or advisable. Buyer acknowledges and agrees that Seller has permitted Buyer to undertake the Property Investigations pursuant to this Agreement as a courtesy to Buyer, but that Buyer does not have a "due diligence" or "free look" period under this Agreement, and that Buyer may only terminate this Agreement during the Inspection Period if a Termination Condition occurs.

    Property Investigations.

    All investigations made by Buyer will be at Buyer's sole cost and expense and will be performed without causing any damage to the Property and without undue interference with the normal business operations of the Premises, including without limitation, the rights of tenants at the Property. Buyer shall not cause any adverse impact to the Property and will restore the Property in a timely manner at Buyer's sole cost to the condition that existed immediately prior to the Property Investigations. Seller understands, and it is agreed, that the investigations will include surveying and engineering studies and a Phase I environmental site assessment certified to Buyer and Seller (all investigations of the Property or any materials regarding the ownership, management, use or operation of the Property are collectively called the "Property Investigations"). With respect to the Property Investigations, Buyer will obtain Seller's advance approval of the scope of any proposed investigative activities that may involve the investigation of ground water, subsurface soil conditions or air quality and allow one or more of Seller's representatives to approve such scope of work and to be present during any such investigative activities. Buyer may, at its sole cost and expense, perform a customary Phase I Property Transfer Audit (the "Environmental Report"). Buyer will promptly provide Seller, with a copy of any draft or final report or evaluation (all such reports, together with the Environmental Report, the "Reports") with respect to the Property, including but not limited to any which indicates the presence of hazardous substances on the Property or the violation of any applicable law, or any other Reports prepared in connection with the Property investigations. Except as specifically provided below, Buyer agrees to keep confidential and to not to disclose the results of its Property Investigations or the contents of any Reports.

    Disclosure.

    In the event that Buyer determines that Buyer is required by applicable law to notify a federal, state or local governmental agency or any other party with respect to the conditions at the Property as a result of any Property Investigation, Buyer shall immediately notify Seller and Seller shall make such disclosure as Seller determines appropriate. If Seller determines not to notify such public agency or other party after such notice and Buyer feels that Buyer is still required by law to make such disclosure and so notify Seller, Seller will hire an independent consultant reasonably approved by Buyer to make the determination for Seller of whether such public disclosure is required and such determination will be binding upon both Buyer and Seller.

    5.4 Indemnity.

    Buyer assumes all risks associated with the Property Investigations and indemnifies, defends and holds Seller, its members, principals, agents, representatives, attorneys, and employees harmless against any and all claims, actions, suits, demands, losses, liabilities, damages, costs and/or expenses (including, without limitation, reasonable attorneys' fees and costs) on account of any act, omission or negligence by Buyer or Buyer's agents or employees in connection with the Property Investigations. Buyer agrees at all times during the entries onto the Property that Buyer will procure and maintain in effect commercial general liability insurance on an occurrence basis (including contractual liability, contractor's protective liability, personal injury and property damage coverage) in a combined single limit of at least One Million Dollars ($1,000,000), with a deductible of no more than $50,000, employer's liability in the amount of not less than Five Hundred Thousand Dollars ($500,000) (each accident) and the statutory limit with respect to workers compensation and provide Seller with evidence of such insurance coverage, if requested, prior to any entry onto the Property. Such insurance may be maintained directly by Buyer or by Buyer's members or contractors, provided that Buyer is named on any and all such policies as either a named insured or an additional insured. Buyer shall have Seller and each of Seller's members added as an additional insured on all such policies, and shall provide certificates to Seller evidencing same. The provisions of this Section 5.4 shall survive termination hereof or Closing.

    Due Diligence Materials.

    During normal business hours and upon five (5) Business Days advance written notice from Buyer, Seller shall make all plans, building specifications, engineering and environmental reports in Seller's possession and relating to the Property available to Buyer (the "Due Diligence Materials"). All such materials (or copies thereof) will be provided in their current condition without any representations or warranties to the accuracy thereof. Notwithstanding the foregoing, Seller shall, within five (5) Business Days after the Effective Date, provide Buyer with copies of the documents listed in Exhibit "N" hereto, to the extent not previously provided to Buyer and to the extent such documents are in Seller's possession.

    Inspection Period.

  If any Termination Condition occurs prior to the expiration of the Inspection Period, then Buyer may elect not to proceed with the transaction described in this Agreement by providing written notice of such election to Seller on or before 5:00 p.m. Boston, Massachusetts time on the last day of the Inspection Period. Such notice, to be effective, shall describe such Termination Condition in reasonable detail and include all Due Diligence Materials and copies of all reports and test results not previously delivered to Seller (which shall include, without limitation, all materials relating to such Termination Condition). If Buyer elects not to proceed with the transaction pursuant to this Section 5.6, the Escrow Holder shall return the Deposit to Buyer in accordance with written instructions from Buyer and this Agreement shall be deemed terminated and shall be null and void without recourse to either party hereto, except for those obligations that expressly survive the termination of this Agreement. If Buyer fails to terminate this Agreement prior to 5:00 p.m. Boston, Massachusetts time on the last day of the Inspection Period then Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. Buyer and Seller each acknowledge and agree that Buyer shall have no additional period after the expiration of the Inspection Period to conduct further Property Investigations or to terminate this Agreement on account of any Termination Condition.

  As-Is Transaction, Release and Indemnity

    AS-IS Transaction; Buyer Acknowledgments and Agreements.

    Buyer hereby acknowledges and agrees as follows:

      Buyer is acquiring the Property "AS IS, WHERE IS" AND "WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN," in its present state and condition as of the Closing Date, with no rights of recourse against Seller (or any related or affiliated party) for same. Buyer acknowledges that Buyer will be given a full and complete opportunity to conduct its own investigation as to any matter, fact, or issue which might influence Buyer's decision to purchase the Property. During the Inspection Period, Buyer shall make a thorough inspection and investigation of the Property employing its own experts for such purpose. Buyer shall make, or cause to be made by experts of its own choice, a thorough review and analysis of the Property and the Due Diligence Materials. Buyer represents and warrants as of the Closing that Buyer has conducted a thorough inspection of the Property and is not relying on any representation or warranty of Seller other than those expressly set forth in Section 4.1 herein. Buyer understands and agrees that Seller makes no warranties regarding, and shall have no liability whatsoever with respect to, the accuracy, correctness, or suitability of the Due Diligence Materials. Buyer further acknowledges that the AS-IS nature of the transaction and that the other terms and conditions described in this Section have been taken into account in the establishment of the Purchase Price. The provisions of this Section shall survive the Closing.

      Neither Seller nor any of Seller's agents, contractors, consultants, attorneys, or representatives have made, do not make, and specifically negate and disclaim, and Buyer is not relying on, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning, or with respect to: (i) the value of the Property; (ii) any income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including without limitation, the possibilities for further development of the Property or construction thereon, the feasibility of adopting the condominium form of ownership or Buyer's ability to market the same; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon; (v) the manner, quality, state of repair or lack of repair on the Property or any improvements thereon; (vi) the nature, quality or condition of the Property, including, without limitation, with respect to water conditions, soil, geological or geotechnical condition (including, without limitation, soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including, without limitation, any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (vii) the compliance of or by the Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (viii) the manner or quality of the construction or materials incorporated into the Property; (ix) compliance with Environmental Laws or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and/or any rules or regulations promulgated under any of the foregoing (as the same may be amended from time to time); (x) the presence or absence of radon gas, methane gas, or any hazardous materials at, on, under, or adjacent to the Property; (xi) the content, completeness or accuracy of any Due Diligence Materials and/or the Title Evidence (as defined below); (xii) the conformity of any improvements to any plans or specifications, including, without limitation, any plans and specifications that may have been or may be provided to Buyer; (xiii) the conformity of the Property to past, current or future applicable zoning or building requirements; (xiv) deficiency of any undershoring; (xv) deficiency of any drainage; (xvi) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (xvii) the existence of vested land use, zoning or building entitlements affecting the Property; (xviii) water rights or the availability of or access to water; (xix) the presence or suitability of any utilities or availability thereof, or (xx) any other matter relating to the Property or to the development, construction, operation, or sale of the Property, including, but not limited to, legal requirements, valuations, feasibility, cost, governmental permissions or entitlements, claims and obligations, license and other use rights and claims, the future use and operation of the Property and marketability and investment return. Neither Seller nor its employees, agents, contractors, consultants, attorneys or representatives shall be liable for any relief, including damages, rescission, reformation, allowance or adjustments based on the failure of the Property, including, but not limited to, amount of acreage, square footage, zoning, and environmental condition, to conform to any specific standard or expectation, or any third party documents or information. Notwithstanding any other provision herein, in the event that any Assigned Contracts contain any express representations or warranties from any contractor, subcontractor, agent, or consultant, Buyer shall look solely to such contractor, subcontractor, agent, or consultant in the event of a breach thereof, and shall not have any recourse against Seller in connection with any such breach by or attributable to that contractor, subcontractor, agent or consultant. Any covenants, agreements, representations or warranties made by Seller to any contractor, subcontractor, agent, or consultant in any such Assigned Contract shall, to the extent such Assigned Contracts are assumed by Buyer, be deemed to have been made by, and shall be the sole responsibility of, Buyer as of the Closing. The provisions of this Section shall survive the Closing.

      The Property and the development thereof are subject to numerous governmental requirements under the jurisdiction of multiple local, state, and federal agencies. It is Buyer's sole responsibility to confirm the feasibility of and obtain all necessary and/or appropriate governmental approvals and entitlements for the continued use, and any further development of the Property. Seller makes no representations or warranties of any kind regarding any governmental approvals or entitlements or the ability to develop the Property now or in the future. Buyer acknowledges and understands that the entitlement and regulatory approval process is extremely complicated and uncertain, and involves a substantial number of steps. Buyer acknowledges that it is a sophisticated real estate development company and is familiar with such risks. Buyer shall be solely responsible to obtain, at its sole cost, all governmental approvals, which may from time to time be required for any further development of the Property. Buyer acknowledges and agrees that Seller shall have no liability, obligation, or responsibility for any costs, fees, or expenses of any kind whatsoever related to, or associated with the post-closing entitlement of the Property.

    Buyer's Release of Seller.

    AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE PROPERTY, BUYER, ON BEHALF OF ITSELF, AND ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES, AND RELEASES SELLER, ITS MEMBERS, PRINCIPALS, AGENTS, REPRESENTATIVES, ATTORNEYS AND EMPLOYEES FROM ANY AND ALL CLAIMS, DEMANDS, OBLIGATIONS, DAMAGES, CAUSES OF ACTION AND LIABILITIES, WHETHER KNOWN OR UNKNOWN, OTHER THAN THOSE FOR BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, THAT ARE BASED DIRECTLY OR INDIRECTLY ON, ARISE FROM OR IN CONNECTION WITH, OR ARE RELATED TO: (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY DEFECTS IN OR TO THE PROPERTY OR ANY IMPROVEMENTS TO THE PROPERTY'S PROXIMITY TO ANY GEOLOGICAL HAZARD, OR THE PRESENCE OF HAZARDOUS MATERIALS AT THE PROPERTY, WHETHER IN COMMON LAW OR UNDER ANY EXISTING OR HEREINAFTER ENACTED FEDERAL, STATE OR LOCAL LAW, REGULATION, OR ORDINANCE, INCLUDING, WITHOUT LIMITATION, CERCLA AND RCRA, AS AMENDED, AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF SELLER, (B) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, DETERMINATIONS, CONCLUSIONS, ASSESSMENTS, ASSERTIONS OR ANY OTHER INFORMATION CONTAINED IN ANY OF THE DOCUMENTS DELIVERED TO BUYER IN CONNECTION HEREWITH (INCLUDING, WITHOUT LIMITATION, THE DUE DILIGENCE MATERIALS), OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE INFORMATION RELATING TO THE PROPERTY OR THE DOCUMENTS DELIVERED TO BUYER IN CONNECTION HEREWITH (INCLUDING, WITHOUT LIMITATION, THE DUE DILIGENCE MATERIALS), OR (C) ANY DEFECT, INACCURACY OR INADEQUACY IN THE CONDITION OF TITLE TO THE PROPERTY, LEGAL DESCRIPTION OF THE PROPERTY, OR COVENANTS, RESTRICTIONS, ENCUMBRANCES OR ENCROACHMENTS WHICH AFFECT THE PROPERTY.

    BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTY AND/OR THE DOCUMENTS DELIVERED TO BUYER IN CONNECTION HEREWITH, (ii) BUYER'S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE SELLER AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (iii) BUYER KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL, OR OTHER LAWS WHICH DO OR WOULD NEGATIVELY AFFECT VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS AGREEMENT.

    BUYER HEREBY ACKNOWLEDGES AND AGREES THAT UPON THE CONSUMMATION OF THE CLOSING, SELLER SHALL BE DEEMED TO HAVE SATISFIED AND FULFILLED ALL OF SELLER'S COVENANTS, INDEMNITIES, AND OBLIGATIONS CONTAINED IN THIS AGREEMENT AND ANY DOCUMENTS EXECUTED BY SELLER FOR THE BENEFIT OF BUYER IN CONNECTION WITH THE CLOSING (OTHER THAN SUCH OBLIGATIONS, IF ANY, WHICH ARE EXPRESSLY CONTEMPLATED HEREIN TO BE PERFORMED BY SELLER FOLLOWING THE CLOSING), AND SELLER SHALL HAVE NO FURTHER LIABILITY TO BUYER OR OTHERWISE WITH RESPECT TO THIS AGREEMENT, THE TRANSFERS CONTEMPLATED HEREBY, OR ANY DOCUMENTS DELIVERED PURSUANT HERETO, EXCEPT TO THE EXTENT OF ANY OBLIGATION OR LIABILITY SELLER MAY HAVE UNDER THIS AGREEMENT FOR A BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES AS TO WHICH SELLER'S LIABILITY, IF ANY, SHALL BE LIMITED AS PROVIDED IN SECTION 4.4 OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION, INCLUDING, WITHOUT LIMITATION THE WAIVER AND RELEASE CONTAINED HEREIN, SHALL BE DEEMED REAFFIRMED AT THE CLOSING AND SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN).

    BUYER AGREES NEVER TO COMMENCE OR PROSECUTE, OR CONSPIRE OR COLLUDE WITH OTHERS TO COMMENCE OR PROSECUTE, AGAINST SELLER, ITS PARTNERS, MEMBERS, PRINCIPALS, AGENTS, REPRESENTATIVES, ATTORNEYS OR EMPLOYEES (OTHER THAN AGENTS, CONSULTANTS, CONTRACTORS OR SUBCONTRACTORS OF SELLER AGAINST WHOM RECOURSE RIGHTS HAVE BEEN EXPRESSLY ASSIGNED TO BUYER PURSUANT TO THE TERMS OF THIS AGREEMENT), ANY ACTION OR OTHER PROCEEDING BASED UPON ANY CLAIM COVERED BY THIS RELEASE. THIS RELEASE SHALL BE DEEMED REAFFIRMED AT THE CLOSING.

    Buyer's Indemnification of Seller.

  To the maximum extent permitted by law, irrespective of the active or passive negligence of Seller, or any of Seller's agents, employees, officers, directors, partners, members, parents, shareholders, or attorneys (other than those parties against whom Seller expressly assigns recourse rights to Buyer pursuant to this Agreement) (collectively, the "Seller Indemnified Parties"). Buyer agrees to, and hereby does, indemnify and hold each of the Seller Indemnified Parties harmless, and agrees to defend the Seller Indemnified Parties, from and against any and all claims, demands, suits, actions, losses, damages, injuries, judgments, costs and expenses, including reasonable attorneys' fees and costs, including without limitation, future claims by any parties, in any manner arising out of, caused by, or related to (i) Buyer's or its agents' or employees' access or activities upon the Property, or any portion thereof, at any time, (ii) any actions or activities related to any marketing, sale or leasing of the Property, including without limitation, claims related to fraud and/or misrepresentation by Buyer or any agent, employee, or salesperson of Buyer; (iii) any work or improvements on the Property performed by any of the Seller Indemnified Parties or their respective agents, contractors or subcontractors prior to the Closing Date, including, without limitation, the construction of any buildings or other Improvements on the Property, (iv) the assignment of any recourse rights against any third parties, including, without limitation, any subcontractors, pursuant to the terms of this Agreement, or (v) events occurring on or related to the Property after the Closing Date. With respect to any commercial general liability insurance which Buyer procures which is intended to cover, among other things, the matters described in this Section, Buyer shall have Seller and each of Seller's members named as an "additional insured" on any and all such policies. The obligations in this Section shall be deemed reaffirmed by Buyer as of the Closing.

  Title and Survey

    Title and Survey Review.

    Buyer shall, during the Inspection Period, review the Due Diligence Materials relating to title and survey matters. Buyer shall cause the Title Company to prepare and furnish to Buyer and Seller a title insurance commitment, including such affirmative insurance and endorsements as Buyer may desire (the "Title Commitment"). Buyer will also cause to be prepared an ALTA/ACSM as-built survey of the Real Property, certified to Buyer, Seller, the Title Company lender and any lender of Buyer (the "Survey", together with the Title Commitment, the "Title Evidence"). Buyer shall deliver two originals of the Survey to Seller promptly upon receipt thereof by Buyer.

    Title Objection.

    No later than 5:00 p.m. Boston, Massachusetts time on the last day of the Inspection Period, Buyer will give to Seller a single written notice that sets forth in reasonable detail any objections that Buyer has to title or survey matters affecting the Property ("Title Objections"). Buyer's failure to make Title Objections with respect to a particular matter within such time period will constitute a waiver of Title Objections with respect to a particular matter. Any matters shown on such Title Evidence and not objected to by Buyer prior to the end of the Inspection Period shall be deemed "Permitted Exceptions" hereunder.

    Seller's Cure of Title Objections.

    No later than five (5) Business Days following written notice from Buyer of any Title Objections, Seller shall notify Buyer, in writing, of Seller's election either to cure or not cure any of Buyer's Title Objections. In the event that Seller fails to notify Buyer, in writing, of Seller's intention to cure any Title Objection, Seller shall be deemed to have elected not to cure such Title Objection. If by Seller's written notice or silence Seller elects not to attempt to cure any of Buyer's Title Objections, then Buyer may, within three (3) Business Days of receipt of such notice or deemed election, deliver written notice to Seller indicating Buyer's election to (i) terminate this Agreement and receive a refund of the Deposit, or (ii) proceed to close subject to the Permitted Exceptions and any matter objected to by Buyer which Seller is unwilling or unable to cure without any reduction in the Purchase Price. If Buyer fails to deliver any such written notice within such three (3) Business Day period, Buyer shall be deemed to have elected not to terminate this Agreement and shall proceed to Closing in accordance with this Agreement, and any uncured Title Objections shall be deemed Permitted Exceptions. If Seller elects to use reasonable efforts to cure any one or more of the Title Objections, Seller may extend the Closing for a period of up to thirty (30) days to complete such cure (the "Cure Period"). If the Seller agrees to cure any Title Objections other than Monetary Liens (as hereinafter defined), and the same are not cured prior to Closing (as such date may be extended pursuant to this Section 7.3), Buyer will have the option as its sole and exclusive remedies to either (i) terminate this Agreement and receive a refund of the Deposit or (ii) proceed to Closing without any reduction in the Purchase Price, in which event any uncured Title Objections shall be deemed Permitted Exceptions. Notwithstanding the foregoing, with respect to voluntary, monetary liens securing payment of an ascertainable amount other than non-delinquent real property taxes and assessments ("Monetary Liens"), Seller shall remove or cure the same by payment of funds from Closing. If Seller elects to use reasonable efforts to cure any one or more Title Objections, Seller shall use reasonable efforts to correct such Title Objections on or before the Closing (as such date may be extended pursuant to this Section 7.3), except that (y) Seller shall in no event be required to bring suit to clear any claimed title or survey defects and (z) except for Monetary Liens, Seller shall not be required to expend more than a total of Ten Thousand Dollars ($10,000.00) to cure the Title Objections.

    Required State of Title.

    At the Closing, Seller shall convey by limited warranty deed to Buyer (or to Buyer's nominee pursuant to Section 13.1 hereof) title to all of the Land and the Improvements free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

    The lien, if any, for real estate taxes not yet due and payable;

    The Permitted Exceptions;

    Exceptions created for the benefit of, or with the consent of Buyer;

    Provisions of existing building and zoning laws;

    The Leases.

    Personal Property.

  At the Closing, Seller shall convey the Personal Property to Buyer by the Bill of Sale (as defined below).

  Conditions to Seller's and Buyer's Performance

    Conditions to Seller's Obligations.

    The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

    The representations and warranties made by Buyer in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, subject to all applicable provisions hereof, and Buyer shall deliver a certificate to such effect at Closing;

    Buyer having performed in all material respects all covenants and obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date; and

    Buyer shall have paid, and Seller shall have received, the Purchase Price, as adjusted and prorated hereunder.

    Conditions to Buyer's Obligations.

    The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

    The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date in accordance with all applicable provisions herein, subject to (1) changes that (i) are caused by the acts or omissions of Buyer or its agents and affiliates; (ii) are made pursuant to or contemplated by this Agreement or (iii) are a result of the operation of the Property in the normal course of business since the date hereof and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value or operation of the Property; and (2) casualty or condemnation (which shall be governed by Article 10), and Seller shall deliver a certificate to such effect at Closing; and

    Seller having performed in all material respects all covenants and obligations required by this Agreement to be performed by Seller on or prior to the Closing Date.

    Approvals not a Condition to Buyer's Performance.

  Subject to Buyer's right to terminate this Agreement prior to the expiration of the Inspection Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer's ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, (b) modification of any existing land use restriction, (c) consents to assignments which Buyer requests or (c) endorsements to the Buyer's title insurance policy.

  Closing

    Escrow Closing.

    Except as otherwise expressly provided in this Agreement, the consummation of the transaction contemplated in this Agreement (the "Closing" or "Close of Escrow") shall occur through a customary escrow arrangement with the Escrow Holder at 10:00 a.m. on June 10, 2009 (the "Closing Date"). Buyer may decide to close at any time prior to the Closing Date upon not less than five (5) days prior written notice to Seller. It is agreed that time is of the essence in this Agreement.

    Seller's Closing Deliveries.

    On or before the Closing Date, Seller shall deliver or cause to be delivered at its expense each of the following items to Buyer:

    Duly executed and acknowledged limited warranty deeds conveying the Real Property and the Improvements at Alpharetta and Marietta to Buyer with title as provided in Section 7.4, such deed to be in the form attached hereto as Exhibit "L";

    A duly executed bill of sale and general assignment (the "Bill of Sale") conveying the Personal Property and Intangible Property to Buyer in the form attached hereto as Exhibit "F";

    A duly executed assignment and assumption of the Assigned Contracts (the "Assignment of Contracts") together with original counterparts of the Assigned Contracts and any warranties and guaranties and agreements governing the Intangible Property in the form attached as Exhibit "G";

    Duly executed assignments and assumptions of the Leases for Alpharetta and Marietta (the "Assignment of Leases") together with original counterparts of the Leases in the form attached as Exhibit "H";

    A certificate of non-foreign status from Seller in the form attached hereto as Exhibit "I";

    Customary affidavits sufficient for the Title Company to delete any exceptions for parties in possession and mechanic's or materialmen's liens from the Title Policy;

    Evidence reasonably satisfactory to Buyer and the Title Company of Seller's authority to convey the Property pursuant to this Agreement in form and substance reasonably satisfactory to Buyer and the Title Company;

    A counterpart original of the closing statement duly executed by Seller;

    Pursuant to Section 5.5 above, all plans, building specifications, engineering and environmental reports in the possession of Seller related to the Property;

    A Certificate from Seller stating that all representations and warranties set forth in Section 4.1 hereof remain true, accurate and complete as of the Closing Date in accordance with the applicable provisions of this Agreement.

    A list of Leases certified by Seller in the form of Exhibit "C" hereof.

    Notices to Tenants in the form of Exhibit "K" hereto.

    Assignment of Rights Against Contractors.

    On the Closing Date, Seller shall also assign to Buyer any and all rights Seller has or may have against third parties which have provided, or may provide, goods and services in connection with the Property and/or any Improvements thereon, which assignment shall include, without limitation, any warranties provided to Seller by such third parties. Buyer acknowledges and agrees that Buyer's recourse for any defects in any Improvements on the Property shall not be against Seller but solely against such third party which provided the goods or services related to the construction of such Improvements. Seller shall retain, as necessary or appropriate, such rights as Seller deems necessary or appropriate to independently pursue claims against any party which is the subject of such assigned recourse rights. Notwithstanding the foregoing, the assignment of recourse rights shall be deemed a partial, non-exclusive assignment. Nothing in this Section, express or implied, is intended to confer upon any persons, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Section. The provisions of this Section 9.3 shall survive the Closing.

    Buyer's Closing Deliveries.

  On the Closing Date, Buyer shall deliver or cause to be delivered at its expense each of the following to Seller:

  The remaining balance of the Purchase Price (as appropriately adjusted for prorations and closing costs);

  A duly executed counterpart of the Assignment of Contracts;

  A duly executed counterpart of the Assignment of Leases;

  A duly executed counterpart of the Bill of Sale;

  Counterpart originals of the Notices to Tenants;

  A counterpart original of the closing statement duly executed by Buyer;

  Evidence reasonably satisfactory to Seller and the Title Company of Buyer's authority to acquire the Property pursuant to this Agreement in form and substance reasonably satisfactory to Seller and the Title Company; and

  Evidence reasonably satisfactory to Seller of Buyer's compliance with the Patriot Act and related legislation.

  Casualty and Condemnation

    Damage or Destruction/Eminent Domain.

    Buyer is bound to purchase the Property as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of the Property by right of eminent domain, provided that the occurrence of any damage or destruction to the Property involves repair costs equal to or less than Five Hundred Thousand Dollars ($500,000) ("Damage Threshold Amount"), and any condemnation does not affect the value of the Property by an amount equal to or less than the Damage Threshold Amount ("Immaterial Condemnation"). If Buyer is so bound to purchase the Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the Closing, Buyer shall receive a credit against the Purchase Price for such Property in the amount (net of collection costs and costs of repair reasonably incurred by the Seller and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by the Seller as a result of any such damage, destruction or condemnation, plus (in the case of damage) the amount of the deductible portion of the Seller's insurance policy, and the Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the Closing.

    Major Casualty.

    If any of the Improvements are damaged by fire or any other casualty (the cost for repair of which is reasonably estimated to exceed the Damage Threshold Amount and are not substantially restored to the condition immediately prior to such casualty before the Closing Date, Buyer shall have the following elections:

    to acquire the Property in its then condition and pay the Purchase Price without regard to the casualty, in which event Seller shall pay over or assign to Buyer, on delivery of the deed, (i) all amounts recovered or recoverable by Seller on account of any insurance as a result of such casualty, less amounts reasonably expended by Seller for partial restoration; and (ii) an amount of money equal to Seller's deductible; or

    to terminate this Agreement in which event the Escrow Holder shall return the Deposit, this Agreement shall terminate and neither Seller nor Buyer shall have any recourse against the other.

    Material Condemnation.

  If any portion of or interest in the Property shall be taken or is in the process of being taken by exercise of the power of eminent domain or if any governmental authority notifies Seller prior to the Closing Date of its intent to take or acquire any portion of or interest in the Property, and such condemnation would adversely affect the value of the Property by more than the Damage Threshold Amount ("Material Condemnation"), Seller shall give notice promptly to Buyer of such event. If such taking would adversely affect the value of the Property by more than the Damage Threshold Amount, then Buyer shall have the option to terminate this Agreement by providing notice to Seller to such effect on or before the date which is ten (10) days from Seller's notice to Buyer of such taking or on the Closing Date, whichever occurs first, in which event the Escrow Holder shall return the Deposit, this Agreement shall terminate, and neither Seller nor Buyer shall have any recourse against the other. If Buyer does not timely notify Seller of its election to terminate this Agreement, Buyer shall purchase the Property and pay the Purchase Price, and Seller shall pay over or assign to Buyer on delivery of the deed all awards recovered or recoverable by Seller on account of such taking, less any amounts reasonably expended by Seller in obtaining such award.

  Brokerage Commissions

    Representations and Indemnity.

  Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement other than Marcus & Millichap (the "Seller's Broker"). Seller is responsible for the compensation of the Seller's Broker pursuant to a separate agreement. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys' fees) arising from any claims for brokerage or finder's fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Seller or on Seller's behalf, including, but not limited to the Seller's Broker. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys' fees) arising from any claims for brokerage or finders' fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Buyer or on Buyer's behalf. The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

  Default, Termination and Remedies

    Seller Default.

    In the event that Seller breaches its obligations hereunder, and if such breach is not cured within ten (10) days from written notice thereof from Buyer to Seller, the Buyer may, as Buyer's sole and exclusive remedies, either: (i) elect to terminate this Agreement and receive the Deposit, in which event this Agreement shall be null and void without further recourse to either party hereto, (ii) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement, or (iii) take legal actions necessary to compel Seller's specific performance hereunder (it being acknowledged that damages at law would be an inadequate remedy), and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within thirty (30) days after the occurrence of Seller's default. Buyer agrees that its failure to timely commence such an action for specific performance within such thirty (30) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. In no event shall Seller be liable to Buyer for any other remedies, including any claims for any damages (except as expressly provided under item (i) above), including, without limitation, additional compensatory damages, special damages, consequential damages (including, without limitation, damages for lost profits, delay, changes in market conditions, etc.) or punitive damages, based upon any breach or default under this Agreement or any other act, error or omission by Seller (including lost profits) or punitive damages based upon any breach of this Agreement, including, without limitation, breaches of representation or warranty. Buyer further agrees that recourse for any liability of Seller under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited as set forth herein, and (i) solely to the Property, if Closing has not occurred, and (ii) following the Closing, to the extent of the Purchase Price allocated and distributed to Seller. In no event shall Buyer seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Seller, nor shall any of the foregoing have any personal liability for any such obligations of Seller.

    Buyer further agrees that Buyer shall not seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Seller (including, without limitation, the Designated Knowledge Party), nor shall any of the foregoing have any personal liability for any such obligations of Seller.

    Buyer Default.

  THE PARTIES HERETO, BEFORE ENTERING INTO THIS AGREEMENT, HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT THAT BUYER SHOULD FAIL TO PURCHASE THE PROPERTY ACCORDING TO THE TERMS OF THIS AGREEMENT OR THE ESCROW INSTRUCTIONS ENTERED INTO BY THE PARTIES IN CONNECTION WITH THIS AGREEMENT. THE PARTIES REALIZE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY PRIOR TO SIGNING THIS AGREEMENT THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY SELLER IN THE EVENT OF BUYER'S FAILURE TO PURCHASE THE PROPERTY UNDER THE TERMS OF THIS AGREEMENT, ANY ADDITIONAL ESCROW INSTRUCTIONS, OR ANY EXHIBITS HERETO OR THERETO, AFTER APPROVING ITS PROPERTY INVESTIGATIONS. THE PARTIES, HAVING MADE A DILIGENT ENDEAVOR TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WHICH SELLER WOULD SUFFER IN THE EVENT OF BUYER'S FAILURE TO PURCHASE THE PROPERTY, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE SUM EQUAL TO THE AMOUNT OF THE DEPOSIT. THEREFORE, IN THE EVENT THE ESCROW SHALL FAIL TO CLOSE OR IS CANCELED OR TERMINATED FOR ANY REASON OTHER THAN SELLER'S DEFAULT HEREUNDER, OR THE CANCELLATION OF THIS AGREEMENT BY BUYER PURSUANT TO THE TERMS OF SECTIONS 5.6 OR 8.2 OF THIS AGREEMENT, SELLER SHALL BE ENTITLED TO AND SHALL RETAIN THE ENTIRE DEPOSIT AS LIQUIDATED DAMAGES. THE AMOUNT OF THE LIQUIDATED DAMAGES HAS BEEN ESTABLISHED BY THE PARTIES AS THE AMOUNT OF THE MONETARY DAMAGES SELLER WILL SUFFER BASED SOLELY UPON A FAILURE BY BUYER TO PURCHASE THE PROPERTY AND SELLER SHALL BE ENTITLED TO RECOVER NO OTHER DAMAGES FROM BUYER BASED SOLELY UPON A FAILURE BY BUYER TO PURCHASE THE PROPERTY. BY INITIALING BELOW, THE PARTIES EXPRESSLY UNDERSTAND AND AGREE TO THE FOREGOING PROVISIONS RELATING TO LIQUIDATED DAMAGES.

  /s/ ME

  SELLER'S INITIALS

  /s/ PM

  BUYER'S INITIALS

  Miscellaneous

    Assignment.

    Buyer may not assign any of Buyer's rights or duties hereunder without the prior written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion. The covenants and agreements contained in this Agreement shall extend to and be obligatory upon the permitted successors and assigns of the respective parties to this Agreement. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement subject to the following conditions: (a) the assignment must be to a limited partnership, limited liability company or other entity controlled by Buyer or the owners of Buyer as of the Effective Date and in which Buyer or the owners of Buyer as of the Effective Date own, directly or indirectly, at least a 51% interest; (b) such assignee must assume all of Buyer's obligations hereunder in a manner reasonably acceptable to Seller and become jointly and severally liable with Buyer for all such obligations; (c) there shall be no "mark-up" or increase in the Purchase Price; (d) the Inspection Period shall have ended; and (e) at least five (5) days prior to the proposed assignment, Buyer shall provide Seller with notice thereof and evidence that the foregoing conditions are satisfied.

    Notices.

    Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused by hand during regular business hours, (ii) three (3) days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested and first class mail, postage prepaid, (iii) the next Business Day if sent by a reputable national overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iv) when sent if sent by facsimile during business hours, addressed to Seller or Buyer, as the case may be, at the address or addresses or facsimile number set forth below or such other addresses as the parties may designate in a notice similarly sent. Any notice given by a party to Escrow Holder shall be simultaneously given to the other party. Any notice given by a party to the other party relating to its entitlement to any portion of the Deposit shall be simultaneously given to the Escrow Holder. Notices to Seller, Buyer and/or Escrow Holder shall be delivered as follows:

    If to Seller:

    East Coast Storage Partners III, LP

    c/o Pyramis Global Advisors Trust Company

    82 Devonshire Street, F3A

    Boston, Massachusetts 02109

    Attn: Steve Neighbors

    Fax: 617.385.1009

    with copies to:

    Pyramis Global Advisors Trust Company

    82 Devonshire Street, F3A

    Boston, Massachusetts 02109

    Attn: Michael Epstein, Esq.

    Fax: 617.598.9286

    and

    DLA Piper LLP (US)

    33 Arch Street, 26th Floor

    Boston, Massachusetts 02110

    Attn: Primo A. J. Fontana, Esq.

    Fax: 617.406.6154

    (b) If to Buyer:

    US Commercial, LLC

    5949 Sherry Lane, Suite 1050

    Dallas, Texas 75225

    Attn:Wayne Johnson

    Fax: 214.217.9798

    with a copy to:

    Mastrogiovanni Schorsch & Mersky, P.C.

    2001 Bryan Street, Suite 1250

    Dallas, Texas 75201

    Attn: Charles Mersky, Esq.

    Fax: 214.922.8801

    (c) If to Escrow Holder:

    Republic Title of Texas, Inc.

    2626 Howell Street, 10th Floor

    Dallas, Texas 75204

    Attn: Jennifer Hadden

    Fax: 214.303.0935

    Interpretation.

    Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

    Captions.

    The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

    Seller's Warranties Deemed Modified.

    To the extent that Buyer acquires information prior to the Closing Date that Seller's representations or warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or deemed knowledge, as the case may be.

    No Third-Party Beneficiaries.

    Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

    Amendments.

    This Agreement may be amended only by a written instrument executed by Seller and Buyer.

    Integration.

    This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

    Cooperation.

    From and after the Effective Date, Seller and Buyer agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with the terms hereof.

    Choice of Law.

    This Agreement shall be construed under and in accordance with the laws of the State of Georgia.

    Counterparts.

    This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller are not signatory to the same counterpart.

    Business Day.

    In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or on a day other than a Business Day, the date applicable shall be the next Business Day.

    Time of the Essence.

    Time is of the essence of this Agreement.

    Use of Proceeds to Clear Title.

    To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

    Tax Reporting.

    In order to comply with information reporting requirements provided by Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties hereby designate Escrow Holder as the party who shall be responsible for reporting to the Internal Revenue Service (the "IRS") the sale of the Property on IRS form 1099-S. The parties shall provide Escrow Holder with the information necessary to complete Form 1099-S. Escrow Holder shall provide all the parties with a copy of the IRS Form 1099-S filed with the IRS and with any documentation used to complete IRS Form 1099-S. The parties agree to retain this Agreement for four (4) years following December 31 of the calendar year in which the Closing occurs.

    Submission not an Offer or Option.

    The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

    Confidentiality.

    All materials furnished to Buyer and/or its agents or accessed by Buyer and its agents shall be treated by Buyer and its agents in a confidential manner and not disclosed in any manner to third parties, and shall be shared by Buyer only with its lender and its advisors as to this purchase who shall likewise be bound to treat such materials in such confidential manner and not disclosed to any other parties.

    No Liability.

    Neither Seller nor any independent property manager which Seller has hired to manage the Property shall become liable for any obligations, costs or expenses incurred by Buyer prior to or subsequent to the date of Closing. The provisions of this Section 13.18 shall survive Closing.

    Audits.

  Seller will, and will use commercially reasonable efforts to cause its accountants and any property manager engaged by Seller with respect to the Property (the "Representatives") to, from time to time upon reasonable advance written notice from Buyer and at Buyer's cost, provide Buyer and its representatives with reasonable access to Seller's information and documentation relating to the Property that is relevant and reasonably necessary, in the opinion of Buyer's or Buyer's affiliates' independent accountants, to enable Buyer's or Buyer's affiliates' independent accountants to prepare and file financial statements, pro forma financial statements and any and all other information in compliance with any or all of (i) Rule 3-05 or Rule 3-14 of Regulation S-X of the Securities and Exchange Commission ("SEC"); (ii) any other rule or regulation promulgated by the SEC and applicable to Buyer or Buyer's affiliates, including Rule 144A and Regulation D, in the event that Buyer or Buyer's affiliates choose to effect a private placement pursuant to Rule 144A or Regulation D; and (iii) any registration statement, prospectus, prospectus supplement, report or disclosure statement filed with the SEC by or on behalf of Buyer or Buyer's affiliates or any offering memorandum for a private placement by Buyer or Buyer's affiliates. Seller agrees to cooperate, and to use reasonable efforts to cause the Representatives to cooperate, with the reasonable requests of Buyer, Buyer's affiliates and their independent accountants in connection with the foregoing, provided that such cooperation shall be at no cost or liability to Seller or any Representative. Buyer agrees to reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection therewith. The provisions of this Section shall survive the Closing for a period of twenty four (24) months.

  Resolution of Disputes

    Mediation; Waiver of Jury Trial; Arbitration

. ANY AND ALL CLAIMS, CONTROVERSIES OR DISPUTES BY OR BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES' ENTERING INTO THIS AGREEMENT, THE INTERPRETATION OR ALLEGED BREACH OF THIS AGREEMENT, OR ANY TRANSACTION RELATED HERETO, INCLUDING, WITHOUT LIMITATION, ALL DISPUTES BASED ON CONTRACT, TORT, EQUITABLE RELIEF, OR STATUTE, ORDINANCE, OR OTHER REGULATION, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE OVER (1) THE DISPOSITION OF ANY DEPOSITS HEREUNDER, (2) BREACH OF CONTRACT, (3) NEGLIGENT OR INTENTIONAL MISREPRESENTATION OR FRAUD, (4) NONDISCLOSURE, (5) BREACH OF ANY ALLEGED DUTY OF GOOD FAITH AND FAIR DEALING, OR (6) ANY OTHER MATTER ARISING FROM OR RELATED TO THE INTERPRETATION OF ANY TERM OR PROVISION OF THIS AGREEMENT, OR ANY DEFENSE GOING TO THE PARTIES ENTERING INTO, OR VALIDITY OF, THIS AGREEMENT, OR ANY PROVISION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ALLEGATIONS OF UNCONSCIONABILITY, FRAUD IN THE INDUCEMENT, OR FRAUD IN THE EXECUTION, WHETHER SUCH DISPUTE ARISES BEFORE OR AFTER THE CLOSE OF ESCROW (EACH A "DISPUTE"), SHALL BE SUBMITTED TO NEUTRAL, NON-BINDING, MEDIATION PURSUANT TO THE THEN-CURRENT COMMERCIAL MEDIATION RULES OF JAMS ("JAMS"). SUBMISSION OF THE DISPUTE TO, AND PARTICIPATION IN GOOD FAITH IN, MEDIATION SHALL BE A CONDITION PRECEDENT TO BUYER'S RIGHT TO FILE OR PURSUE ANY LITIGATION OR ARBITRATION OF THE DISPUTE.

IN THE EVENT THAT THE DISPUTE IS NOT RESOLVED THROUGH SUCH MEDIATION, THEN, EITHER PARTY SHALL HAVE THE RIGHT TO PURSUE A CIVIL ACTION IN ANY COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THE PARTIES AGREE THAT ALL DISPUTES (UNLESS SUBMITTED TO ARBITRATION AS DESCRIBED BELOW) SHALL BE TRIED BEFORE A JUDGE WITHOUT A JURY. THE JUDGE IN SUCH COURT OF COMPETENT JURISDICTION SHALL ONLY HAVE THE POWER TO GRANT THOSE LEGAL AND EQUITABLE REMEDIES EXPRESSLY PERMITTED BY THE TERMS OF THIS AGREEMENT. THE PARTIES HERETO EACH HEREBY WAIVE AND COVENANT NOT TO ASSERT THEIR CONSTITUTIONAL RIGHT TO TRIAL BY JURY OF ANY AND ALL DISPUTES. THE PARTIES HERETO HEREBY COVENANT AND AGREE THAT THEIR MUTUAL WAIVER OF JURY TRIAL SHALL BE BINDING UPON THEIR RESPECTIVE SUCCESSORS AND ASSIGNS AND UPON ALL PERSONS AND ENTITIES ASSERTING RIGHTS OR CLAIMS OR OTHERWISE ACTING ON BEHALF OF THE PARTIES HERETO OR THEIR SUCCESSORS AND ASSIGNS.

I/WE HAVE READ THE FOREGOING PROVISION PERTAINING TO WAIVER OF JURY TRIAL AND AGREE, IF SUCH PROVISION IS APPLICABLE, TO WAIVE ANY RIGHTS TO JURY TRIAL.

/s/ ME

SELLER'S INITIALS

/s/ PM

BUYER'S INITIALS

IF THE PARTIES AGREE TO FOREGO A COURT ACTION AND SUBMIT THE MATTER TO ARBITRATION, THE DISPUTE SHALL BE ARBITRATED PURSUANT TO THE FEDERAL ARBITRATION ACT.

[The balance of this page has intentionally been left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLER:

STORAGE PARTNERS OF ALPHARETTA, LLC, a Delaware limited liability company

By: East Coast Storage Partners III, LP, its sole member

By: GF II/US-Georgia LLC, its general partner

By: Fidelity Real Estate Growth Fund II, L.P., its sole member

By: Pyramis Global Advisors Trust Company, as Investment Manager and Not Individually

By: /s/ Michael L. Elizondo

Name: Michael L. Elizondo

Title: Vice President

STORAGE PARTNERS OF POWERS FERRY ROAD, LLC, a Delaware limited liability company

By: East Coast Storage Partners III, LP, its sole member

By: GF II/US-Georgia LLC, its general partner

By: Fidelity Real Estate Growth Fund II, L.P., its sole member

By: Pyramis Global Advisors Trust Company, as Investment Manager and Not Individually

By: /s/ Michael L. Elizondo

Name: Michael L. Elizondo

Title: Vice President

BUYER:

US COMMERCIAL, LLC, a Virginia limited liability company

By: /s/ Paula Mathews
Name: Paula Mathews
Title: Executive Vice President